Exhibit (a)(1)(A)

FUNDAMENTAL CHANGE NOTICE AND OFFER TO PURCHASE TO HOLDERS OF 2.375%

CONVERTIBLE SENIOR NOTES DUE 2027

ISSUED BY

EPICOR SOFTWARE CORPORATION

CUSIP NUMBER: 29426L AA6

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of May 8, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 8, 2007 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated May 16, 2011 (the “Second Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) between Epicor Software Corporation, a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), relating to the 2.375% Convertible Senior Notes Due 2027 (the “Notes”) of the Company that each holder (the “Holder”) of the Notes has the right (the “Fundamental Change Repurchase Right”) to require the Company to purchase any or all of such Holder’s outstanding Notes on June 20, 2011 (the “Fundamental Change Repurchase Date”). The purchase price (the “Fundamental Change Repurchase Price”) for Notes validly surrendered and not validly withdrawn will be $1,000 in cash per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.

Holders may surrender their Notes from May 20, 2011 until 11:59 p.m., New York City time, on Friday, June 17, 2011 (the “Exercise Expiration Date”). The Company will purchase all Notes that have been validly surrendered and not validly withdrawn prior to the Exercise Expiration Date, on the Fundamental Change Repurchase Date, which is the Business Day (as defined in the Indenture) following the Exercise Expiration Date. The Fundamental Change Repurchase Price for any Notes that are surrendered, and not validly withdrawn, will be paid by U.S. Bank National Association, as paying agent (the “Paying Agent”), promptly following the later of the Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of such Notes to the Paying Agent. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Fundamental Change Notice and related notice materials, as amended and supplemented from time to time.

Pursuant to an Agreement and Plan of Merger, dated as of April 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time), among Eagle Parent, Inc., a Delaware corporation (“Parent”), Element Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company (the “Merger Agreement”), Acquisition Sub commenced a tender offer (the “Tender Offer”) for all outstanding shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at a purchase price of $12.50 per share, net to seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”). The Tender Offer expired at 5:00 p.m., Los Angeles time, on May 13, 2011. Following the completion of the Tender Offer, on May 16, 2011, Acquisition Sub was merged with and into the Company, with the Company being the surviving entity (the “Merger”). In connection with the Merger, each holder of Common Stock immediately prior to the effective time of the Merger was entitled to receive the Offer Price for each share of Common Stock. The closing of the Merger triggered a termination of trading of the Common Stock on the NASDAQ Global Select Market. As a result of the successful completion of the Tender Offer and the Merger, a Fundamental Change (as defined in the Indenture) occurred on May 16, 2011 (the “Fundamental Change Effective Date”), and accordingly each Holder of the Notes has the Fundamental Change Repurchase Right described herein.

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert to Common Stock

The Indenture provides that, as a result of the closing of the Merger and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until thirty (30) Business Days following the effective date of the Merger (the “Merger Conversion Period”). The Company’s conversion obligation with respect to each $1,000 in aggregate principal amount of Notes will be fixed at an amount

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in cash equal to the conversion rate of 55.2608 multiplied by $12.50, which is the amount Acquisition Sub paid in the Merger for each share of Common Stock outstanding. As a result, the amount of cash that you will be entitled to receive upon conversion will be fixed at $690.76 per $1,000 aggregate principal amount of Notes surrendered for conversion. See Section 2.3 below for a comparison of the amount you would currently receive if your Notes are converted (and settled for cash) and the amount you will receive if your Notes are purchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

The Fundamental Change Repurchase Price that you would receive if you validly exercised the Fundamental Change Repurchase Right is substantially more than the value that you would currently receive upon conversion of the Notes. You should review this Fundamental Change Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for purchase or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert. None of the Company, Parent, the Company’s or Parent’s respective Boards of Directors, employees, advisors or representatives, the Paying Agent, the Trustee or U.S. Bank National Association, as conversion agent (the “Conversion Agent”) are making any representation or recommendation to any holder as to whether or not to surrender or convert that Holder’s Notes.

This Fundamental Change Notice constitutes a Company Notice pursuant to Article 8 of the Indenture with respect to the Fundamental Change Repurchase Right.

To exercise your Fundamental Change Repurchase Right to have the Company purchase the Notes and receive payment of $1,000, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, per $1,000 principal amount of the Notes, you must validly surrender the Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. The right of Holders to surrender Notes for purchase, or to withdraw Notes previously surrendered, under the Fundamental Change Repurchase Right expires at 11:59 p.m., New York City time, on the Exercise Expiration Date.

Alternatively, to exercise your conversion rights, you may validly surrender the Notes at any time through the Merger Conversion Period. If you have already surrendered your Notes for purchase by the Company, you must validly withdraw the Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date before you can surrender those Notes for conversion. Notes surrendered for conversion may not be withdrawn.

The Trustee has informed the Company that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent and Conversion Agent is:

U.S. Bank National Association

By Regular, Registered or Certified	For Information:	By Facsimile:
Mail or Overnight Courier:

U.S. Bank National Association	(651) 495-3520	(651) 495-8158
West Side Flats Operations Center
Attn: Lori Buckles
60 Livingston Avenue
Mail Station - EP-MN-WS2N
St. Paul, MN 55107-2292

Additional copies of this Fundamental Change Notice may be obtained from the Paying Agent and Conversion Agent at its addresses set forth above.

9.	Agreements Involving the Company’s Notes	16

10.	Purchases of Notes by the Company and Its Affiliates	16

11.	Material U.S. Federal Income Tax Considerations	16

12.	Additional Information	20

13.	No Solicitations	21

14.	Definitions	21

15.	Conflicts	21

No person has been authorized to give any information or to make any representations other than those contained in this Fundamental Change Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Fundamental Change Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Fundamental Change Notice shall not under any circumstances create any implication that the information contained in this Fundamental Change Notice is current as of any time subsequent to the date of such information. None of the Company, Parent, the Company’s or Parent’s respective boards of directors, employees, advisors or representatives, the Paying Agent, the Trustee or the Conversion Agent are making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for purchase or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder of the Notes to require the Company to purchase, and the obligation of the Company to purchase, the Notes, subject to the terms and conditions of the Indenture, the Notes and this Fundamental Change Notice and related notice materials, as amended and supplemented from time to time (the “Fundamental Change Repurchase Right”). To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Fundamental Change Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “Epicor,” “the company,” “our company,” “we,” “our,” or “us” in this notice include Epicor Software Corporation and its subsidiaries.

Who is offering to purchase my Notes?

Epicor Software Corporation, a Delaware corporation (the “Company”), is obligated, at your option, to purchase your validly surrendered and not validly withdrawn 2.375% Convertible Senior Notes Due 2027 (the “Notes”). (Pages 7-8)

Why is the Company offering to purchase my Notes?

Pursuant to the terms of the Indenture (as defined below) and the Notes, upon a Fundamental Change (as defined in the Indenture), each holder (the “Holder”) of the Notes may require us to purchase some or all of its Notes at a Repurchase Price in cash equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined below). Pursuant to an Agreement and Plan of Merger, dated as of April 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time), among Eagle Parent, Inc., a Delaware corporation (“Parent”), Element Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company (the “Merger Agreement”), Acquisition Sub commenced a tender offer (the “Tender Offer”) for all outstanding shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at a purchase price of $12.50 per share, net to seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”). The Tender Offer expired at 5:00 p.m., Los Angeles time, on May 13, 2011. Following the completion of the Tender Offer, on May 16, 2011, Acquisition Sub was merged with and into the Company, with the Company being the surviving entity (the “Merger”). In connection with the Merger, each holder of Common Stock immediately prior to the effective time of the Merger was entitled to receive the Offer Price for each share of Common Stock. The closing of the Merger triggered a termination of trading of the Common Stock on the NASDAQ Global Select Market. As a result of the successful completion of the Tender Offer and the Merger, a Fundamental Change (as defined in the Indenture) occurred on May 16, 2011 (the “Fundamental Change Effective Date”), and accordingly each Holder of the Notes has the Fundamental Change Repurchase Right described herein. (Pages 7-8)

What Notes are the Company obligated to purchase?

We are obligated to purchase all of the Notes validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder. As of May 19, 2011, there was $230,000,000 aggregate principal amount of Notes outstanding. The Notes were issued under an Indenture, dated as of May 8, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 8, 2007 (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated May 16, 2011 (the “Second Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”). (Pages 7-8)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a purchase price of $1,000 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not validly withdrawn prior to 11:59 p.m., New York City time, on Friday, June 17, 2011 (the “Exercise Expiration Date”). Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, June 20, 2011 (the “Fundamental Change Repurchase Date”) in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date (May 15th and November 15th, each an “Interest Payment Date”) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately $2.31 per $1,000 principal amount of Notes validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Repurchase Date of June 20, 2011. (Pages 8-11)

How will the Company fund the purchase of the Notes?

The Company intends to use funds made available by Parent from its cash on hand, and if required, borrowings under the revolving portion of its senior secured credit facilities to purchase the Notes. (Pages 14-15)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. The Notes are currently traded over-the-counter (and are quoted on the PORTAL® Market of the National Association of Notes Dealers, Inc.). To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s common stock and the market for similar Notes. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. The closing of the Merger triggered a termination of trading of the Common Stock. Prior to the Merger, the Common Stock into which the Notes may be converted was listed on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “EPIC.” On May 13, 2011, the last reported sales price of the Common Stock on the NASDAQ was $12.50 per share. (Pages 10-11)

Are my Notes currently convertible?

Yes. As a result of the Merger, Holders of Notes currently have the right to convert their Notes until thirty (30) days following the effective date of the Merger (the “Merger Conversion Period”) at the applicable conversion rate under the Indenture. If you do not surrender your Notes pursuant to the Fundamental Change Repurchase Right, you will retain the conversion rights associated with your Notes pursuant to the Indenture. If you validly surrender all or part of your Notes pursuant to the Fundamental Change Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. If you validly surrender and do not validly withdraw your Notes prior to the Exercise Expiration Date, you will no longer have conversion rights, unless we fail to purchase and pay for the Notes surrendered pursuant to the Fundamental Change Repurchase Right. If you surrender your Notes for conversion, you will no longer be able to participate in the Fundamental Change Repurchase Right. (Pages 8-10)

What consideration will I receive if I convert my Notes?

If you decide to convert your Notes, the Company’s conversion obligation with respect to each $1,000 in aggregate principal amount of Notes will be fixed at an amount in cash equal to the conversion rate of 55.2608 multiplied by $12.50, which is the amount Acquisition Sub paid in the Merger for each share of Common Stock outstanding. As a result, the amount of cash that you will be entitled to receive upon conversion following the

Merger will be fixed at $690.76 per $1,000 aggregate principal amount of Notes surrendered for conversion. See “Conversion Rights of the Notes” below for a comparison of the estimated amount you would receive if your Notes are converted (and settled for cash) and the estimated amount you will receive if your Notes are purchased through exercise of the Fundamental Change Repurchase Right. (Pages 8-10)

What is the relationship between the offer and the convertibility of the Notes?

The right to participate in the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do surrender your Notes in the Fundamental Change Repurchase Right, you will not be able to convert your Notes unless you withdraw your previously surrendered Notes prior to the Exercise Expiration Date of the Fundamental Change Repurchase Right. If you do not surrender your Notes into the Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender your converted Notes under the Fundamental Change Repurchase Right. (Pages 8-10)

What does the board of directors of the Company think of the Fundamental Change Repurchase Right and the conversion rights?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Notes for purchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights (if at all). You must make your own decision as to whether or not to surrender your Notes for purchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to purchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Fundamental Change Notice, are based solely on the requirements of the Indenture and the Notes. (Page 8)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 11:59 p.m., New York City time, on the Exercise Expiration Date, which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. We will not extend the period that Holders have to exercise the Repurchase Option unless required by applicable law. (Pages 7, 8 and 12)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and the satisfaction of the procedural requirements described in this Fundamental Change Notice.

How do I surrender my Notes for purchase?

To surrender your Notes for purchase pursuant to the Fundamental Change Repurchase Right, you must surrender the Notes through the transmittal procedures of The Depository Trust Company (“DTC”) prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

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Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee in advance of the Exercise Expiration Date if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC.

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Holders who are DTC participants should surrender their Notes electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system before 11:59 p.m., New York City time, on the Exercise Expiration Date.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Fundamental Change Notice. (Pages 12-14)

If I surrender my Notes for purchase, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Fundamental Change Repurchase Right. We will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the Fundamental Change Repurchase Price for the surrendered Notes, and the Paying Agent will promptly after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes distribute the cash to DTC, the sole record Holder of Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Pages 8 and 14)

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. (Page 14)

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. (Page 14)

If I want to convert my Notes, what should I do?

If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or U.S. Bank National Association, as conversion agent (the “Conversion Agent”), (iv) pay any transfer or similar taxes, if required pursuant to Section 6.3 (Taxes on Conversion) of the Indenture, and (v) if required pursuant to Section 6.2(3) of the Indenture, pay funds equal to the interest payable on the next Interest Payment Date that such Holder is to receive on the Notes (as described in Section 2.3 below). Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Fundamental Change Notice. (Page 8-9)

Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not purchase your Notes and such Notes will remain outstanding subject to the Indenture unless we redeem or repurchase such Notes. Your conversion rights will not be affected. (Pages 11-12)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. (Pages 8 and 12)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will be able to convert your Notes at any time during the Merger Conversion Period. You will have the right to convert each $1,000 principal amount of a Note into cash at the rate set forth in the Second Supplemental Indenture, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (Pages 8-9)

If I do not surrender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes. If a Fundamental Change not described in this Fundamental Change Notice occurs in the future with respect to the Company, you will have the right at your option, to require us to purchase your Notes at a Repurchase Price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Repurchase Date in connection with such Fundamental Change. In addition, to the extent Notes remain outstanding under the Indenture, pursuant to the Indenture, on May 15, 2014, May 15, 2017 and May 15, 2022, you will have the right at your option, to require us to purchase your Notes at a Repurchase Price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Repurchase Date. (Pages 11-12)

Are the Notes redeemable?

Pursuant to the terms of the Indenture, the Company has the option to redeem the Notes, as a whole or in part, on and after May 15, 2014. We currently expect that we will exercise this redemption right, if and when it becomes available. (Page 11)

What are the material U.S. federal income tax consequences if I surrender my Notes for purchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Material U.S. Federal Income Tax Considerations.” (Pages 16-19)

Who is the Paying Agent and the Conversion Agent?

U.S. National Bank Association, the trustee under the Indenture, is serving as Paying Agent and Conversion Agent (as defined in the Indenture) in connection with the Fundamental Change Repurchase Right and conversion rights. Its address and telephone number are set forth on the front cover page of this Fundamental Change Notice.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the surrender of Notes for purchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Paying Agent and Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Fundamental Change Notice.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Fundamental Change Notice contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Notes Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Fundamental Change Notice regarding the Merger, our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Fundamental Change Notice are made as of May 20, 2011. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 20, 2011.

Notwithstanding anything in this Fundamental Change Notice or any document incorporated by reference into this Fundamental Change Notice, the safe harbor protections of the Private Notes Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE

RIGHT AND CONVERSION RIGHTS

1. Information Concerning the Company.

1.1 The Company. Epicor Software Corporation, a Delaware corporation (the “Company”), designs, develops, markets and supports enterprise application software solutions and services primarily for use by midsized companies and the divisions and subsidiaries of Global 1000 enterprises, which generally consist of companies with annual revenues between $25 million and $1 billion, and emerging enterprises, which generally consist of rapidly growing businesses with annual revenues under $25 million. The Company’s solutions are designed to help companies focus on their customers, suppliers, partners and employees through enterprise-wide management of resources and information. This collaborative focus distinguishes the Company from conventional enterprise resource planning (ERP) vendors, whose primary focus is improving internal business processes and efficiencies. The Company believes that by automating and integrating information and critical business processes across their entire value chain, enterprises can improve not just their bottom line, but also their top line, allowing them to compete more effectively in today’s increasingly global economy. The Company maintains its registered and principal executive offices at 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612 and the telephone number is (949) 585-4000.

1.2 The Merger Agreement and Tender Offer. Pursuant to an Agreement and Plan of Merger, dated as of April 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time), among Eagle Parent, Inc., a Delaware corporation (“Parent”), Element Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company (the “Merger Agreement”), Acquisition Sub commenced a tender offer (the “Tender Offer”) for all outstanding shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at a purchase price of $12.50 per share, net to seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”). The Tender Offer expired at 5:00 p.m., Los Angeles time, on May 13, 2011. Parent completed its acquisition of the Company by effecting a “short form” merger in accordance with the provisions of the Delaware General Corporation Law whereby Acquisition Sub merged with and into the Company, with the Company surviving the merger (the “Merger”) as a direct wholly-owned subsidiary of Parent. Each share of Common Stock that was issued and outstanding and that was not accepted for payment pursuant to the Tender Offer (other than any shares of Common Stock owned by the Company, Parent or any subsidiary of Parent, including Acquisition Sub, all of which were cancelled without conversion) was converted into the right to receive the Offer Price. In connection with the Merger, the Common Stock was delisted from the NASDAQ Global Select Market. As a result of the consummation of the Tender Offer and the Merger, which occurred on May 16, 2011 (the “Fundamental Change Effective Date”), each Holder of the Notes has the Fundamental Change Repurchase Right described in this Fundamental Change Notice. In addition, as a result of the consummation of the Tender Offer and the Merger, each Holder of the Notes also has the right to convert the Notes, as described herein.

2. Information Concerning the Notes. The Notes were issued under an Indenture, dated as of May 8, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 8, 2007 (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated May 16, 2011 (the “Second Supplemental Indenture,” and the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) between Epicor Software Corporation, a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”). The Notes mature on May 15, 2027 (the “Stated Maturity”).

2.1 The Company’s Obligation to Purchase the Notes. The completion of the Tender Offer and the Merger resulted in a Fundamental Change pursuant to the terms of the Notes and the Indenture, which obligates the Company to purchase all Notes validly surrendered for purchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at 11:59 p.m., New York City time, on Friday, June 17, 2011 (the “Exercise Expiration Date”). We will not extend the period that Holders have to exercise the Repurchase Option unless required by applicable law. If we make any change to this Fundamental Change Repurchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Fundamental Change Notice that we will distribute, or direct to be distributed, to registered

Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The purchase by the Company of validly surrendered Notes is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Fundamental Change Notice.

2.2 Purchase Price. Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on June 20, 2011 (the “Fundamental Change Repurchase Date”) is $1,000 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”). The Company estimates that the Fundamental Change Repurchase Price will be approximately $2.31 per $1,000 principal amount of Notes based on the expected Fundamental Change Repurchase Date of June 20, 2011. The Fundamental Change Repurchase Price will be paid in cash on the Fundamental Change Repurchase Date with respect to any and all Notes validly surrendered for purchase and not validly withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date, which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless the Company defaults in making payment of the Fundamental Change Repurchase Price on any Notes validly surrendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date (May 15th and November 15th, each an “Interest Payment Date”) to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The estimated accrued interest based on the expected Fundamental Change Repurchase Date of June 20, 2011 is included in the estimated Fundamental Change Repurchase Price in the preceding paragraph.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for purchase.

None of the Company, Parent, the Company’s or Parent’s respective Boards of Directors, employees, advisors or representatives, the Trustee, or U.S. Bank National Association, as paying agent (the “Paying Agent”) or conversion agent (the “Conversion Agent”) are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase, or to exercise the conversion rights (if at all), pursuant to this Fundamental Change Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for purchase or to exercise the conversion rights (if at all) and, if so, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and the Common Stock and other relevant factors.

2.3 Conversion Rights of the Notes. As a result of the closing of the Merger which occurred on May 16, 2011, notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until thirty (30) days following the effective date of the Merger (the “Merger Conversion Period”). In connection with the closing of the Merger, the Company and the Trustee entered into the Second Supplemental Indenture to amend the Indenture to fix the Company’s conversion obligation with respect to the Notes. As set forth in the Second Supplemental Indenture, the Company’s conversion obligation with respect to Notes that are converted at any time after the effective date of the Merger will be fixed at an amount in cash equal to the conversion rate of 55.2608 multiplied by $12.50, which is the amount Acquisition Sub paid in the Merger for each share of Common Stock outstanding. As a result, the amount of cash that you will be entitled to receive upon conversion will be fixed at $690.76 per $1,000 aggregate principal amount of Notes surrendered for conversion.

Upon conversion, a Holder will not receive a cash payment for accrued and unpaid interest, unless a Holder surrenders a Note for conversion after close of business on the Record Date (as defined in the Indenture) and on or before the Interest Payment Date to which it relates. If a Holder surrenders a Note for conversion after the close of business on the Record Date for the payment of an installment of interest and prior to the related Interest Payment Date, then, notwithstanding such conversion, the interest payable with respect to such Note on such Interest Payment Date will be paid on such Interest Payment Date to the Holder of record of such Note at the close of business on such Record Date. However, the Holder who surrenders the Note for conversion during this period must pay to the Conversion Agent, upon surrender of the Note, an amount equal to the interest payable on such Interest Payment Date on the portion of the Note being converted, except that no such interest payments must be made:

•	If a Holder converts its Notes after such Note has been called for redemption pursuant to Article V of the Indenture;

•	if the Holder converts in connection with a Fundamental Change and the Company has specified a Redemption Date or Fundamental Change Repurchase Date, as applicable, during such period; or

•	to the extent the Company has, prior to the conversion Date with respect to the Notes, defaulted in a payment of interest on such notes.

In order to exercise the conversion right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to the book-entry conversion program of DTC, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Note, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent, (iv) pay any transfer or similar taxes, if required pursuant to Section 6.3 (Taxes on Conversion) of the Indenture, and (v) if required pursuant to Section 6.2(3) of the Indenture, pay funds equal to the interest payable on the next Interest Payment Date that such Holder is to receive on the Notes (as described above). Any Notes which are surrendered pursuant to the Fundamental Change Repurchase Right may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date, as described in Section 4 below. The Trustee is acting as Conversion Agent (as defined in the Indenture) in connection with the conversion rights described herein.

For more information regarding the conversion rights with respect to the Notes, or any of the terms and conditions of the Notes, please see the Indenture and the Notes and the description thereof in the section entitled “Description of Debt Securities” in the Company’s Registration Statement on Form S-3 filed with the Notes and Exchange Commission (the “SEC”) on May 1, 2007, the First Supplemental Indenture filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on May 14, 2007 and the Second Supplemental Indenture filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K on May 17, 2011 and each incorporated herein by reference.

Holders that do not surrender their Notes for purchase pursuant to the Fundamental Change Repurchase Right will maintain the right to convert their Notes into cash, subject to the terms, conditions and adjustments specified in the Indenture.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

•	Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are purchased for the Fundamental Change Repurchase Price, you will receive:

•

$1,000.00 plus a sum equal to accrued but unpaid interest to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately $1,002.31, assuming a Fundamental Change Repurchase Date of June 20, 2011.

•	Conversion: If you exercise your conversion rights, you will receive:

•

cash in an amount equal to (A) the conversion rate of 55.2608 multiplied by (B) the $12.50, which is the amount Acquisition Sub paid in the merger for each share of Common Stock. As a result, the amount of cash that you will be entitled to receive upon conversion will be fixed at $690.76 per $1,000 aggregate principal amount of the Notes Surrendered for conversion.

2.4 Market for the Notes and the Company’s Common Stock. There is no established reporting system or market for trading in the Notes. The Notes are currently traded over-the-counter (and are quoted on the PORTAL® Market of the National Association of Notes Dealers, Inc.). To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar Notes. Following the expiration of the Fundamental Change Repurchase Right, we expect that Notes not purchased under the Fundamental Change Repurchase Right will continue to be traded on The PORTAL® Market and over-the-counter unless redeemed, repurchased or converted; however, the trading market for the Notes may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Notes pursuant to the Fundamental Change Repurchase Right would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right. We cannot assure you that a market will exist for the Notes following expiration of the Fundamental Change Repurchase Right. The extent of the public market for the Notes following consummation of the Fundamental Change Repurchase Right will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. The Paying Agent has informed us that, as of the date of this Fundamental Change Notice, all of the Notes are held in global form through DTC. As of May 19, 2011, there was $230,000,000 aggregate principal amount of Notes outstanding and DTC was the sole record Holder of the Notes.

In connection with the Merger, the Common Stock was delisted from the NASDAQ Global Select Market (the “NASDAQ”) on May 16, 2011. Prior to the Merger, the Common Stock into which the Notes are convertible (but payable in cash) was listed on the NASDAQ under the symbol “EPIC.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NASDAQ.

		Epicor Common Stock
		High	Low
2009
	First Quarter	$5.20	$2.33
	Second Quarter	5.87	3.67
	Third Quarter	6.83	5.20
	Fourth Quarter	8.00	6.16
2010
	First Quarter	$10.12	$7.17
	Second Quarter	10.99	7.97
	Third Quarter	8.98	6.36
	Fourth Quarter	10.74	8.59
2011
	First Quarter	$11.40	$9.62
	Second Quarter (through May 13, 2011)	12.72	11.09

On May 13, 2011, the last reported sales price of the Common Stock on the NASDAQ was $12.50 per share. As of May 13, 2011, there were approximately 64.2 million shares of Common Stock outstanding (including approximately 3.4 million unvested restricted shares held by the Company). We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Fundamental Change Repurchase Right.

2.5 Interest. The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until the date of maturity, May 15, 2027, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. Interest on outstanding Notes is paid on May 15th and November 15th of each year to record Holders of the Notes as of the preceding May 1st and November 1st, as applicable, until the date of maturity, May 15, 2027, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 2.375%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last Interest Payment Date to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately $2.31 per $1,000 principal amount of Notes validly surrendered, and not validly withdrawn, based on the expected Fundamental Change Repurchase Date of June 20, 2011.

Holders converting the Notes will not receive a cash payment for accrued and unpaid interest, except as discussed in Section 2.3 above.

2.6 Redemption. If any Notes remain outstanding, beginning May 15, 2014, the Notes are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of such Notes as of the Redemption Date, plus accrued and unpaid interest to, but excluding, the Redemption Date. The Company currently expects that it will exercise this redemption right, if and when it becomes available.

2.7 Fundamental Change. If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Fundamental Change Notice, on or prior to the Stated Maturity at a purchase price equal to 100% of the aggregate principal amount of such Notes as of the Fundamental Change Repurchase Date (as defined in the Indenture), plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, unless such Fundamental Change Repurchase Date falls after a Record Date (as defined in the Indenture) and on or prior to the corresponding Interest Payment Date, in which case the Company will pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the close of business on such Record Date.

2.8 Ranking. The Notes are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness. However, the Notes are effectively subordinated to all existing and future secured indebtedness of the Company and the Company’s subsidiaries (to the extent of the value of the assets securing that indebtedness).

2.9 Repurchase Right. If any Notes remain outstanding, the Holders of Notes have the right to require the Company to purchase, in whole or in part, for cash the Notes on May 15, 2014, May 15, 2017 and May 15, 2022. In each case, the Company will pay a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest to but excluding the Repurchase Date; provided that if the Repurchase Date falls after a Record Date (as defined in the Indenture) and on or prior to the corresponding Interest Payment Date (as defined in the Indenture), the Company will pay the full amount of accrued and unpaid interest payable on an Interest Payment Date to the holder of record at the close of business on the corresponding record date.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Fundamental Change Repurchase Price for their Notes unless they validly surrender and do not validly withdraw the Notes before 11:59 p.m., New York City time, on the Exercise Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Notes before 11:59 p.m., New York City time, on the Exercise Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”). This Fundamental Change Notice constitutes the notice required under Article 8 of the Indenture and delivery of Notes via ATOP will satisfy the Holder’s Fundamental Change Notice delivery requirements pursuant to the terms of the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2 Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be purchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Fundamental Change Notice;

•	such Holder agrees to all of the terms of this Fundamental Change Notice;

•

such Holder has received this Fundamental Change Notice and acknowledges that this Fundamental Change Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change and with respect to convertibility of the Notes due to the Merger;

•

upon the terms and subject to the conditions set forth in this Fundamental Change Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) releases and discharges the Company and the Trustee and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Fundamental Change Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes properly surrendered for purchase and not withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date will be purchased at the Fundamental Change Repurchase Price, in cash, on the Fundamental Change Repurchase Date pursuant to the terms and conditions of the Indenture, the Notes, the Fundamental Change Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Notes purchased pursuant to the Fundamental Change Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Notes pursuant to the Fundamental Change Repurchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for purchase pursuant to the procedures described in this Fundamental Change Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes in Global Form” prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

The Trustee has informed the Company that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 above.

4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. In order to withdraw previously surrendered Notes, prior to the Exercise Expiration Date a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered by following the surrender procedures described in Section 3 above. In addition, Notes that are not accepted by us pursuant to the Fundamental Change Repurchase Right by June 17, 2011 may be withdrawn.

Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right may not be converted unless such Notes are first withdrawn on or prior to the Exercise Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment for Surrendered Notes; Source and Amount of Funds. We will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date an amount of cash sufficient to pay the Fundamental Change Repurchase Price for the surrendered Notes, and the Paying Agent will promptly after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes distribute the cash to DTC, the sole record Holder of Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase all of the Notes pursuant to the Fundamental Change Repurchase Right is $230,531,300 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). In the event any Notes are surrendered and accepted for payment, we intend to use funds made available by Parent from its cash on hand and, if required, borrowings under the revolving portion of its senior secured credit facilities to purchase the Notes.

In connection with the Merger, Parent, as borrower, entered into a senior secured credit facility with Royal Bank of Canada, as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, and the lenders party thereto from time to time. The senior secured credit facilities provide for an aggregate maximum borrowing of $945.0 million including a revolving credit facility, providing for up to $75.0 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit). The revolving credit facility has a five-year maturity and at Parent’s election, the interest rate per annum is based on a fluctuating rate of interest determined by reference to either (i) an Eurocurrency rate determined by reference to the London interbank offered rate for dollars, adjusted for statutory reserve requirements or (ii) an alternative base rate determined by reference to the highest of (a) 0.50% above the federal funds effective rate and (b) the Eurocurrency rate plus 1.00%, in each case, plus a spread. The initial interest rate with respect to the revolving portion of Parent’s senior secured credit facility, at the option of Parent, is the adjusted LIBOR rate plus 3.75% or the alternative base rate plus 2.75%. The applicable margin for loans under the revolving credit facility is subject to decreases based upon Parent’s first lien senior secured leverage ratio.

The obligations of Parent under the senior secured credit facilities are guaranteed by each direct and indirect, existing and future, domestic material wholly-owned restricted subsidiary of Parent and are secured on a first priority basis by a perfected security interest in substantially all of Parent’s and each guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property, owned real property above a value to be agreed and all of the capital stock of Parent and each of its wholly-owned, direct and indirect, restricted subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first-tier material foreign subsidiaries).

6. Notes Acquired. Any Notes purchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Following the consummation of the Merger, all of the Common Stock is owned by Parent or its subsidiaries and accordingly, the Company has deregistered the Common Stock under applicable SEC rules. In addition, the Common Stock was delisted from the NASDAQ following the consummation of the Merger. Accordingly, the Company is no longer subject to the reporting requirements of the Exchange Act. It is also expected that, initially following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Fundamental Change Repurchase Right and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with Parent’s other businesses. This may include the integration of the Company’s business with Parent’s other businesses through one or more internal corporate transactions or reorganizations that could involve an extraordinary transaction involving the Company or change in the Company’s corporate structure.

Parent has also acquired Activant Group Inc., a Delaware Corporation (“Activant”), pursuant to the Agreement and Plan of Merger, dated April 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time), by and among Parent, Sun5 Acquisition Sub, Inc., a Delaware corporation (“Activant Acquisition Sub”) and direct wholly owned subsidiary of Parent, Activant and Hellman & Friedman Capital Partners V, L.P. a Delaware limited partnership, solely in its capacity as agent and attorney-in-fact for Activant’s stockholders and optionholders. On May 16, 2011, Activant Acquisition Sub merged with and into Activant, with Activant continuing as the surviving corporation and becoming a directly wholly-owned subsidiary of Parent. Parent intends to operate the Company and Activant as a combined business.

Except as noted in this Fundamental Change Notice, the Company and Parent currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Fundamental Change Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Fundamental Change Notice as Annex A.

9. Agreements Involving the Company’s Notes. Except for the Merger Agreement, and as described above and in this Fundamental Change Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right or with respect to any of our Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with its terms and conditions, from the date of this Fundamental Change Notice until at least the tenth (10th) business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at Repurchase Prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Right, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Right, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

11. Material U.S. Federal Income Tax Considerations. The following summary describes certain material U.S. federal income tax consequences of the disposition of a Note as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights, and the receipt of cash in exchange for such Note. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. In addition, the discussion does not describe any tax consequences arising under the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Notes held as capital assets within the meaning of section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to holders of Notes that may be subject to special tax rules, such as dealers or traders in securities, banks and other financial institutions, tax-exempt entities, retirement plans and other tax-deferred accounts, regulated investment companies, insurance companies, hybrid entities, real estate investment trusts, brokers, persons subject to the alternative minimum tax, investors that have elected mark-to-market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities holding Notes, persons holding Notes as a part of a hedging, integration, conversion or constructive sale transaction, or as part of a straddle or a synthetic security, or a U.S. expatriate for former long-term resident of the United States. This summary also does not address tax consequences to U.S. Holders (as defined below) of Notes as a result of the use of a “functional currency” that is not the U.S. dollar. This summary assumes that the Notes are not U.S. real property interests within the meaning of Section 897 of the Code.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding the Notes, then you should consult an independent tax advisor regarding the tax consequences of the sale of Notes pursuant to the Offer.

This summary is based on the Code, and regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

As used in this Fundamental Change Notice, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used in this Fundamental Change Notice, a “non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (1) a nonresident alien individual; (2) a foreign corporation; or (3) a foreign estate or trust.

The discussion set out below is intended only as a summary of the material U.S. federal income tax consequences to a holder of Notes. Persons considering exercising their Fundamental Change Repurchase Right or converting Notes pursuant to their conversion rights should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction. The statements of U.S. federal income tax considerations set out below are based on the laws and regulations in force and interpretations thereof as of the date of this Fundamental Change Notice, and are subject to changes occurring after that date.

Tax Considerations for U.S. Holders

Disposition of a Note. A disposition of a Note by a U.S. Holder pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussions under “—Accrued Interest” and “—Market Discount” below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of cash received on the sale (the Fundamental Change Repurchase Price or the amount received upon conversion, as applicable), other than amounts attributable to accrued but unpaid interest (which will be taxable as described under “—Accrued Interest” below), and the U.S. Holder’s adjusted tax basis in the Note. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder, decreased by payments received on the Note (if any) other than stated interest payments. If a U.S. Holder has elected to include market discount in income as it accrues, then the U.S. Holder’s tax basis in a Note will be increased by any market discount (described below) previously included in gross income. If a U.S. Holder purchased a Note for an amount greater than its principal amount, then the U.S. Holder’s tax basis in the Note will be decreased by the amount of any such excess that the U.S. Holder has elected to offset against interest income as amortizable bond premium.

Accrued Interest. Amounts received by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are attributable to accrued and unpaid interest will be taxable to the U.S. Holder as ordinary interest income, to the extent that such interest has not been previously included in income.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the tendering U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated redemption price at maturity of the Note exceeds the U.S. Holder’s basis in that Note by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant-yield method.

Backup Withholding Tax and Information Reporting. In general, we and certain intermediate payors may be required to report certain information to the IRS with respect to payments attributable to accrued but unpaid interest on, and payment of the proceeds of the disposition of, a Note to a non-corporate U.S. Holder. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (1) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that is has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

The following discussion applies only to non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. Holder in respect of a Note at any time is effectively connected with the conduct of a U.S. trade or business. Special rules, not discussed herein, may apply to certain non-U.S. Holders, such as: certain former citizens or residents of the U.S.; controlled foreign corporations; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; investors in pass-through entities that are subject to special treatment under the Code; and non-U.S. Holders that are engaged in the conduct of a U.S. trade or business.

Disposition of a Note. Subject to the discussions under “—Accrued Interest” and “—Information Reporting and Backup Withholding Tax” below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights, unless the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. If a non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the sale of a Note and certain other requirements are met, then such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any net realized gain.

Accrued Interest. Subject to the discussion under “—Information Reporting and Backup Withholding Tax” below, amounts paid to a non-U.S. holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are allocable to accrued and unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax, provided that:

(i)	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)	the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership;

(iii)	the non-U.S. Holder is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and

(iv)	either:

(1)	the non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (or other applicable form) that it is not a “U.S. person,” as defined in the Code, and provides its name and address; or

(2)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the non-U.S. Holder (or an intermediate organization, bank or institution) and furnishes a copy to us. This certification requirement may be satisfied with other documentary evidence in the case of a Note held in an offshore account or through certain foreign intermediaries.

If the non-U.S. Holder cannot satisfy the requirements described above, then payments attributable to accrued but unpaid interest made to such holder generally will be subject to U.S. withholding tax at a rate of 30%, unless the holder provides us or our agent with a properly executed IRS Form W-8BEN (or other applicable form) establishing an exemption from, or reduction of, the withholding tax under the benefit of an applicable tax treaty.

Information Reporting and Backup Withholding Tax. A payment to a non-U.S. Holder attributable to accrued but unpaid interest and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. Holder and the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. Holder is a resident.

Provided that a non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, the non-U.S. Holder generally will not be subject to backup withholding tax with respect to payments attributable to accrued but unpaid interest on, and the proceeds from the disposition of, a Note, unless we or our paying agent know or have reason to know that the holder is a U.S. person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the sale of a Note are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, a non-U.S. Holder generally will be subject to backup withholding tax and information reporting unless the non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on IRS Form W-8BEN) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have one of certain specified U.S. connections, a non-U.S. Holder generally will not be subject to backup withholding tax or information reporting.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has one of the specified connections, a non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-U.S. Person certifies under penalties of perjury that it is not a U.S. person (usually on IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as refund or credit against the non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Treatment of non-tendering holders

A holder that does not exercise its Fundamental Change Repurchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company pursuant to this Fundamental Change Notice.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Notes on light of their circumstances. Holders of Notes should consult their own tax advisors as to the particular tax consequences to them of the exercise of their Fundamental Change Repurchase Right or conversion rights, including the effect of any federal, state, foreign or other tax laws.

12. Additional Information. Prior to the Merger, the Company was subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s Website at http://www.sec.gov. As described in Sections 1 and 7 above, after the consummation of the Merger, the Common Stock was deregistered under applicable SEC rules and the Common Stock was delisted from the NASDAQ. Accordingly, the Company is no longer subject to the reporting requirements of the Exchange Act.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Fundamental Change Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Fundamental Change Notice. We incorporate by reference the documents listed below:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 14, 2011 and Amendment No. 1 to the Company’s Annual Report on Form 10-K/A, filed April 29, 2010;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on April 28, 2011;

•	The Company’s Current Reports on Form 8-K, filed on February 14, 2011, April 6, 2011 and May 17, 2011;

•

All other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

All documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Fundamental Change Notice and prior to 11:59 p.m., New York City time, on the Exercise Expiration Date;

•	The section entitled “Description of the Debt Securities” in the Company’s Registration Statement on Form S-3 (File No. 333- 142523) filed with the SEC on May 1, 2007 (the “Registration Statement”);

•	Form of Indenture, between the Company and U.S. Bank National Association, as Trustee, filed as Exhibit 4.1 to the Company’s Registration Statement;

•

The First Supplemental Indenture, dated May 8, 2007, between the Company and U.S. Bank National Association, as Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 14, 2007; and

•

The Second Supplemental Indenture, dated May 16, 2011, between the Company and U.S. Bank National Association, as Trustee, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed May 17, 2011.

For more information about the Merger, you should examine the Schedule TO-T (File No. 005-43389) filed by Parent on April 11, 2011, and the Offer to Purchase attached to the Schedule TO-T as Exhibit (a)(1)(A), each as amended. The Merger Agreement is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on April 6, 2011.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Fundamental Change Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Fundamental Change Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not, directly or indirectly, employed, retained or will compensate any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14. Definitions. All capitalized terms used but not specifically defined in this Fundamental Change Notice shall have the meanings given to such terms in the Indenture and the Notes.

15. Conflicts. In the event of any conflict between this Fundamental Change Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, Parent, the Company’s or Parent’s respective Boards of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase, or to exercise the conversion rights (if at all), pursuant to this Fundamental Change Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for purchase or to exercise the conversion rights (if at all) and, if so, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and the Common Stock and other relevant factors.

            EPICOR SOFTWARE CORPORATION

May 20, 2011

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Jason Wright	Director
Roy Mackenzie	Director
Will Chen	Director

Executive Officers

Name	Title
L. George Klaus	Present and Chief Executive Officer
Michael Pietrini	Executive Vice Present and Chief Financial Officer
Russ Clark	Senior Vice President and Principal Accounting Officer

The business address of each person set forth above is c/o Epicor Software Corporation, 18200 Von Karman Ave, Suite 1000, Irvine, California 92612 and the telephone number is (949) 585-4000.

The following sets forth certain information concerning Parent and certain related parties.

Parent. Parent is indirectly owned by Apax US VII, L.P. (“Apax US VII”), a Cayman Islands exempted limited partnership, and Apax Europe VII-A, L.P. (“Apax Europe VII-A”), Apax Europe VII-B, L.P. (“Apax Europe VII-B”) and Apax Europe VII-1, L.P. (“Apax Europe VII-1” and, together with Apax US VII, Apax Europe VII-A and Apax Europe VII-B, “Apax VII Funds”), Apax Europe VI-A, L.P. (“Apax Europe VI-A”), Apax Europe VI-1, L.P (“Apax Europe VI-1” and, together with Apax Europe VI-A, the “Apax VI Funds”), each constituted under English limited partnership law. Apax US VII is advised by Apax Partners, L.P, a limited partnership organized under the laws of the State of Delaware. Apax Europe VII-A, Apax Europe VII-B, Apax Europe VII-1 and the Apax VI Funds are managed by Apax Partners Europe Managers Limited, a company constituted under English company law, which is advised by Apax Partners LLP, a partnership constituted under English limited liability partnership law. The current business address of Parent is c/o Apax Partners, L.P., 601 Lexington Avenue, 53rd Floor, New York, New York 10022.

Apax Europe VII GP Co. Limited. Apax Europe VII GP Co. Limited is a Guernsey incorporated company. Apax Europe VII GP Co. Limited is the general partner of Apax Europe VII GP L.P. Inc. Apax Europe VII GP L.P. Inc., a Guernsey incorporated limited partnership, is the general partner of each of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. The registered office address of Apax Europe VII GP Co. Limited and Apax Europe VII GP L.P. Inc. is Third Floor Royal Bank Place, 1 Glategny Esplanade, St. Peter Port, Guernsey GY1 2HJ. The telephone number at the principal office of each of Apax Europe VII GP Co. Limited and Apax Europe VII GP L.P. Inc. is +44 1481 810 000.

Apax US VII GP, Ltd. Apax US VII GP, Ltd., a Cayman Islands exempted limited company, is the general partner of Apax US VII GP, L.P. Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, is the general partner of Apax US VII, L.P. The registered office address of Apax US VII GP, Ltd. and Apax US VII GP, L.P. is c/o Walkers SPV Limited, P.O. Box 908GT, George Town, Grand Cayman, KY1-9002, Cayman Islands. The telephone number at the registered office of each of Apax US VII GP, Ltd. and Apax US VII GP, L.P. is +1 345 949 0100.

Apax Partners Europe Managers Limited. Apax Partners Europe Managers Limited, a company constituted under English company law, has been appointed by Apax Europe VII GP L.P. Inc. and Apax Europe VI GP L.P. Inc. as discretionary investment manager of the investments of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P. and the Apax VI Funds. The principal office address of Apax Partners Europe Managers Limited is 33 Jermyn Street, London, SW1Y 6DN, United Kingdom. The telephone number at the principal office is +44 0207 872 6300.

Apax Europe VI GP Co. Limited. Apax Europe VI GP Co. Limited is a Guernsey incorporated company. Apax Europe VI GP Co. Limited is the general partner of Apax Europe VI GP L.P. Inc. Apax Europe VI GP L.P. Inc., a Guernsey incorporated limited partnership, is the general partner of each of Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. The registered office address of Apax Europe VI GP Co. Limited and Apax Europe VI GP L.P. Inc. is Third Floor Royal Bank Place, 1 Glategny Esplanade, St. Peter Port, Guernsey GY1 2HJ. The telephone number at the principal office of each of Apax Europe VI GP Co. Limited and Apax Europe VI GP L.P. Inc. is +44 1481 810 000.